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                                                                Exhibit 99(b)(2)

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CONFIDENTIAL
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                            JONES INTERCABLE, INC.

                    Valuation of Calvert County, MD System

                                  May 8,1998

                                                                  WALLER CAPITAL
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                                                                     CORPORATION
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Table of Contents

INTRODUCTION...................................................................I

STATE OF THE CABLE MARKET.....................................................II

SYSTEM OVERVIEW..............................................................III

VALUATION ....................................................................IV
  Scope and Approach
  Methodology
  DCF Analysis Summary

COMPARABLE TRANSACTION ANALYSIS................................................V

APPENDIX .....................................................................VI
  DCF Valuation
  Comparable Transaction Valuation

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                                 INTRODUCTION

At the request of Jones Intercable, Inc. ("Jones" or the "Company"), Waller Capital Corporation ("Waller Capital") has conducted an appraisal of the fair market value of the cable television system serving the Calvert County area of Maryland which is owned by Cable TV Fund 14A (the "System"). As of February 28, 1997, the System passed 26,331 homes and served 18,565 equivalent basic subscribers for a penetration rate of 71%.

Neither Waller Capital nor any of their representatives have any active or contemplated direct interest in Jones, the Cable TV Fund or any of its affiliates, except for incidental shareholdings of Jones.

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          STATEMENT OF APPRAISAL ASSUMPTIONS AND LIMITING CONDITIONS

This appraisal has been prepared pursuant to the following general assumptions and general limiting conditions:

1. We assume no responsibility for the legal description or matters including legal or title considerations. Title to the subject assets, properties, and business interests are assumed to be good and marketable unless otherwise stated.

2. The subject assets, properties, and business interests are appraised free and clear of any or all liabilities, liens and encumbrances unless otherwise stated.

3. We assume responsible ownership and competent management with respect to the subject assets, properties, or business interests.

4. The information furnished by others is believed to be reliable. However, we issue no warranty or other form of assurance regarding its accuracy.

5. We assume that there is full compliance with all applicable Federal, state, and local regulations and laws unless noncompliance is stated, defined, and considered in the appraisal report.

6. We assume that all required licenses, certificates of occupancy, consents, or legislative or administrative authority from any local, state or national government, private entity or organization have been or can be obtained or renewed for any use on which the valuation opinion contained in this report is based.

7. Possession of this valuation opinion presentation, or a copy thereof, does not carry with it the right of publication. It may not be used for any purpose by any person other than the party to whom it is addressed

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    without our written consent and, in any event, only with proper written qualifications and only in its entirety.

8. We, by reason of this valuation, are not required to give testimony, or to be in attendance in court with reference to the assets, properties, and business interests in question unless arrangements have been previously made.

9. No part of the contents of this presentation shall be disseminated to the public through advertising, public relations, news, sales, or other media without Waller Capital's prior written consent and approval.

10. We assume no responsibility for any financial reporting judgements which are approximately those of management. Management accepts the responsibility for any related financial reporting with respect to the assets, properties, and business interests encompassed by this appraisal.

11. We have no responsibility to update this presentation for any changes occurring subsequent to issuance.

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                           STATE OF THE CABLE MARKET

During 1994, the market for cable systems were dictated by regulatory matters. RBOC interest early in the year created a near frenzy in the market. Moreover, the FCC's announced alterations to current rate regulation schemes on February 22nd caused a serious market disruption. The market's bellwether transaction, Bell Atlantic/TCI, collapsed, bringing the market for cable systems down. Southwestern Bell's deal with Cox also unraveled. Other RBOCs were soon to follow Bell Atlantic's lead and the demand for cable systems was greatly reduced.

The transaction marketplace stalled until mid-summer 1994, as cable operators once again worked to understand the impact of potential 17% basic rate rollbacks and unclear cost-of-service guidelines. However, as in the prior year, cable operators were willing to focus on acquisition opportunities once they assimilated these changes. Perhaps the forces driving consolidation were now even stronger as competition from telephone companies was more likely. The necessity to amass capital and critical market mass to compete in voice and data telecommunications was more evident.

Transaction activity picked up strongly in the second half of 1994 despite generally weak capital markets. Commercial banks were supportive of the largest MSOs, with commercial bank capital in short supply for many smaller and mid-sized operators. The high yield debt market was weak, as rising short-term rates limited demand

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among high yield buyers. Public equity markets were depressed due to the exodus of RBOCs. However, many sellers were willing to accept securities from buyers, the sale of Times Mirror, Summit Communications and Newhouse Broadcasting being noteworthy.

Competitive forces increased their pressures upon the cable industry in late 1994 with two new digital DBS/DSS providers joining the four-year veteran PrimeStar Partners ("PrimeStar") owned by GE American Communications. October saw the launch of GM-Hughes Electronics' DirecTV ("DirecTV") and Hubbard Broadcasting's United States Satellite Broadcasting ("USSB"), both using the much-publicized 18-inch (Ku-band) digital satellite dish technology. The reduced size of these antennae, coupled with broad channel offerings and digital-quality audio, in large measure offset the initial high startup equipment price associated with the new systems, and demand for the dishes was very brisk. While most attractive to rural customers outside cable service areas, the DBS/DSS systems are also very competitive inside cable service areas in the market for premium and tier-level customers. The entry of DirecTV and USSB, along with PrimeStar, has subjected cable MSOs in many areas to effective competition, placing pressure on service rates. This pressure is likely to increase in the future as DBS/DSS providers introduce interactivity to their product offerings.

By year-end 1994, the market for systems had stabilized. In addition, the fall elections brought optimism on the regulatory front. Republican Senate Commerce Committee chairman Larry Pressler introduced legislation that

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aimed to achieve sweeping cable/telecommunications deregulation and reform. The market was enthusiastic that an approved bill would provide for the repeal of the current federally controlled cable rate structure, and fully open the local cable and telephony markets to both MSOs and telcos. In addition, the legislation contemplated allowing the RBOCs to enter long-distance and telecom equipment making markets, as well as relax the restrictive broadcast station ownership rules currently in place.

1995 was a year of restructuring, mergers, acquisitions, strategic joint-ventures, leveraging and the beginning of a what will prove to be a long battle for the multimedia consumer dollar. Telcos, MSOs and long-distance carriers ("LDC"s) formed alliances in an attempt either to protect themselves from unserved areas or to complement their current product offerings: i) Bell Atlantic/NYNEX (wireless, video programming) ii) U.S. West/Pactel's Airtouch Communications (wireless); iii) AT&T/McCaw Cellular (wireless); iv) Disney/BellSouth/Ameritech/SBC Communications (programming); v) MCI/News Corp. (DBS, Internet); vi) Sprint/TCI/Comcast/Cox (cable, wireline and wireless telephony). Perhaps the last alliance is the most telling of what will be MSO's preferred method of competing in an open playing field where consumers can choose one provider for cable, telephony and long-distance. Senator Pressler's pending telecommunications reform legislation reform has caused cellular providers, MSOs and LDCs to rethink their growth and product strategies in an open, competitive environment and without exclusive franchise areas or protected products.

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Over $20 billion in mergers were announced or closed in the cable industry during 1995, including Time Warner/Cablevision Industries, Intermedia/Viacom, TCI/Viacom, Time Warner/Houston Industries (Paragon/KBLCOM), Comcast/E.W. Scripps, Marcus/Sammons and Gannett/Multimedia. Through June 30, 1996, cable systems serving 6.7 million subscribers were sold in deals valued at $13.7 billion, ahead of last years record of $10 billion over the same period. The major deal of 1996 was US West Media's acquisition of Continental's cable systems for $9.2 billion. MSOs faced the key operating decision of whether to consolidate into strategic clusters or to sell to the highest bidder. Access to capital was a key factor in this decision. The enormous expected costs to upgrade cable plant using fiber so that voice and data transmission would be possible prompted MSOs to look for scale economies by growing quickly via acquisitions.

While the demand for capital remained strong throughout the year, the supply of capital was also available through private and public debt markets to qualified MSOs. In addition, an abundance of private equity was available to cable companies as demonstrated by the following: i) Austin Ventures/B.T. Capital extended $20 million to Classic Cable; ii) Calpers extended $250 million to Comcast; iii) Goldman Sachs extended $180 million to Marcus Cable; iv) Hicks Muse extended $115 million to Marcus; v) J.P. Morgan extended $125 million to FrontierVision; vi) Kelso/Charterhouse extended $300 million to Charter Communications; and vii) Spectrum Partners/Fleet Ventures/T.A. Associates extended $50 million to Galaxy.

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Two significant events have occurred in the regulatory arena which have essentially removed the burdens imposed by the 1992 Cable Act on small cable operators. As a result, small cable operators will have substantial flexibility to increase rates based more on business and market considerations than on regulatory limits. In June, 1995, the Federal Communications Commission issued an order (the "Small Systems Order") adopting new rules that reduce the regulatory burdens of the 1992 Cable Act on small cable systems that own MSOs serving fewer than 400,000 subscribers. Under the Small Systems Order, the regulatory benefits accruing to small cable systems remain effective even if such systems are later acquired by an MSO that serves in excess of 400,000 subscribers. More recently, Congress enacted the 1996 Telecom Act that provides regulatory relief for companies serving fewer than 600,000 subscribers. These two events have allowed qualified MSOs to begin raising cable rates. This bodes well for future growth in the cable industry's revenue and cash flow figures.

DBS competition has grown into a credible threat to cable's subscriber base. Primestar, DirecTV, USSB and Echostar have acquired subscribers at an increasing rate. Due to several multi-million dollar marketing campaigns, DBS has become a significant threat to the high-end cable customer. However, the lack of local broadcast stations, the high cost of initial setup and certain logistical problems have hampered wide-scale defections to DBS services.

RBOCs have also entered the video market by acquiring wireless cable operators, or MDS/MMDS operators. The markets believe that RBOCs view wireless cable as a short-term, stopgap measure to deliver video to the home,

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while they are developing a long-term, cost-effective, quality delivery method.

During 1997, the cable industry continued to exhibit attractive opportunities for growth and appreciation to well positioned MSOs. Whereas the public equity markets battered MSOs during 1996, 1997 was a boom year. From the reevaluation within the public market to the funds from private equity firms to the lessened costs of high yield financing, MSO's saw increased investment in their companies and within the industry. Cable modems and other data services became more of a reality with an increased focus, improved technologies and increased CAPITAL EXPENDITURES. Additionally, with refined compression methods, MSOs have been able to increase their channel offerings without extensive capital expenditures. In an effort to achieve economies of scale, clustering and consolidation of systems continued to be the major goals of MSOs.

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                            JONES INTERCABLE, INC.
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                                SYSTEM OVERVIEW

Overview
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The System has one headend and one hub site and serves Calvert County and portions of Anne Arundel and St. Mary's Counties. As of February 28, 1997, the System passed 26,331 homes with 818 miles of plant (32.2 homes per mile), and served 18,565 equivalent basic subscribers, representing a 71% basic penetration. Equivalent pay units totaled 16,988 representing a 92% pay penetration. The overwhelming majority of the population commutes into either Baltimore or Washington, D.C. Prominent businesses in the area include Baltimore Gas and Electric, Direct Mail Management Inc., Calvert Memorial Hospital, Chesapeake Biological Laboratories, Charles County Concrete, C&P Telephone, the Southern Maryland Electrical Cooperative and Thomas J. Lipton, Inc.

Customer Service.
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The System is operated from one full-service office in Prince Frederick,
Maryland. The System employs eight Customer Service representatives.

Technical Profile
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The System has one headend and one hub site. In addition to the 768 miles of coaxial plant, the system also has 50 miles of fiber plant. Currently, the longest trunk amplifier cascade is 25 amps and the longest line extender cascade

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is 3. The System is operating at 349.25 MHz, providing 47 channels operating at full capacity. Rebuild activity has been limited to replacement of damaged and old cable.

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                              SCOPE AND APPROACH

The primary purpose of this valuation is to arrive at the fair market value of the System. Fair market value is defined as the amount at which a property would change hands between a willing buyer and a willing seller when neither is acting under compulsion and when both have reasonable knowledge of all the relevant facts. The valuation was determined on a cash-for-assets basis.

In arriving at our opinion as to the fair market value of Jones's cable television System, we utilized audited and unaudited financial statements, visited the System, met with the management of Jones to discuss its business, current operations and prospects, analyzed published financial and operating information considered by us to be comparable or related to the Company's cable television System, and made other financial studies, analyses and investigations as we deemed appropriate.

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                      POSITIVE AND NEGATIVE OBSERVATIONS

As outlined below, numerous elements, both quantitative and qualitative, were factored into our valuation. We highlight below some of these elements that were considered.

Positive Observations
----------------------
 . Attractive Demographics: Average household income, as calculated by National
  Decision Systems, is $63,285 significantly higher than the U.S. average ($55,449). In addition, the educational background of the population indicates a potential demand for internet and other data services.

 . High Growth: As calculated by National Decision Systems, the area has experienced substantial growth in households from 1980 - 1990 (58.29%). The area's households are expected to grow over 3.8% per year from 1998 to 2000.

Negative Observations
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 . Technical Condition: The System is currently operating at full capacity at
  349.25 MHz. A buyer would view this capacity as insufficient and would budget an extensive rebuild.

 . Economic Diversity: The local economy, while increasingly diversified, still is heavily dependent on the economy of Washington, D.C. and its government employers.

 . Low Home Density: As noted previously, the homes per plant mile ratio within the System is 32.5. The low density dictates additional capital expenditures required to pass and service each additional home.

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 . METHODOLOGY

The general methodology of the appraisal was to evaluate the Discounted Cash Flow ("DCF") stream generated by the System over a ten-year period (fiscal 1998 to 2007), applying all relevant market and economic factors. The ten-year projections were prepared by using Company projections as well as Waller Capital's industry estimates. Developing projections required a general understanding of the Company's current business and future plans. This understanding was obtained through on-site due diligence, a review of i) the 1998 System operations budget prepared by the Company, ii) other operating and subscriber data and projections; and iii) demographic data as it relates to the System's service area.

A sale was assumed to occur in the tenth year (2007) of the DCF model. The cash flow sales multiples selected reflect the long-term prospects for cash flow growth and the cash flow quality of the System. The multiple selected also accounted for the presumed technical condition of the System at the time of sale. The multiple selected was applied against the full tenth-year System cash flow.

This analysis utilized a discount rate of 13.9% derived from Waller Capital's Weighted Average Cost of Capital ("WACC") model. The Discount rate was commensurate with a probable buyer's capital structure, operating risk and other factors associated with the operations of Jones. The discount rate used was consistent with the WACCs

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for an average cable buyers, private or public, and adjusted for certain factors such as size, liquidity, leverage and risk associated with a typically cable System buyer.

Waller Capital's analysis was further supported by comparable System sales. Waller Capital examined specific transactions to determine if an appropriate multiple of cash flow could be derived from current market information. Waller Capital examined multiples from announced and completed cable television transactions for 1996, 1997 and 1998, relying upon data from transactions executed by Waller Capital, from Paul Kagan Associates, Inc., and general industry information. However, comparable sales data is difficult to generalize from because of the variability of factors such as System size, growth prospects, penetration, location, demographics, technical System condition and franchise terms, which are often not publicly available. Given these limitations, Waller Capital is of the opinion that comparable sales data offers only an approximation of factors that help devise a fair market value and is used as a reasonableness test of the DCF approach to value.

                                  CONCLUSION

BASED ON THE INVESTIGATION AND ANALYSIS OUTLINED IN THIS REPORT, THE FAIR MARKET
        VALUE OF THE SYSTEM, AS OF FEBRUARY 28, 1998, WAS $34,264,000.

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                       DISCOUNTED CASH FLOW METHODOLOGY

A discounted cash flow ("DCF") approach was utilized to value the System as DCF measures the current value of an investment as the present value of its future economic benefits such as earnings and proceeds from disposition.

A DCF model was developed for the System. While we considered and implemented some of the projections of revenues and expenses developed by the Company for 1998, industry projections and demographic forecasts were also used in our DCF model.

To arrive at System cash flow, operating expenses were deducted from projected revenues. Corporate and regional management allocations were not deducted from revenue because a potential buyer would not incur these costs when managing the System. Cash flows recorded on the balance sheet (capital expenditures) were subtracted from System cash flow to determine debt free net cash flow. In addition, we incorporated our estimates of long-term growth, discount rate, inflation and other factors. Our DCF analysis yielded the value of the System.

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                           INCOME STATEMENT SUMMARY

Homes Passed and Subscriber Revenues

HOMES PASSED:

Homes passed growth was projected based on a combination of management's projections, trailing homes passed growth, economic variables, discussions with management, future prospects and unserved areas reachable by existing plant. This analysis resulted in homes passed growth of approximately 2.4% per annum over the 10-year projection period.

BROADCAST/BASIC SUBSCRIBERS:

Broadcast and Basic services were combined, in order to easily evaluate these rates. The Broadcast/Basic tier reflect the subscribers that utilize the most highly penetrated service in the System's rate package. Subscriber growth estimates was based on a combination of factors including management's forecasts, the System's demographics, current penetration, historical trends, availability of off-air signals, local competition, current rates, service offerings, and the technical quality of the System plant.

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PAY SUBSCRIBERS:

Pay subscriber growth was based on a combination of factors including management's projections, the System's demographics, current penetration, historical trends, availability of off-air signals, other entertainment alternatives, rates, service offerings, and the technical quality of the System plant.

PPV MOVIES AND EVENTS:

PPV Movies and Events ("PPV") were combined and projected based on management forecasts, discussions with management, economic variables, historical trends, the availability of other entertainment alternatives and the technical quality of the System's plant.

Revenues

BROADCAST/BASIC REVENUE:

For the purposes of this analysis, Broadcast, Basic and NPT rates were combined and analyzed against the number of basic subscribers. Rate growth was projected after considering current rates and a combination of factors including the community's demographics, current penetration, historical trends, availability of off-air signals, service offerings, and the technical quality of the System plant. Rate increases were slowed substantially until after the projected rebuild was completed.

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PAY REVENUE:
Pay Revenue was determined by considering current weighted rates and a combination of factors including the System's demographics, current penetration, historical trends, inflation rate, service offerings, and the technical quality of the System plant.

PPV REVENUE:
PPV Revenue was determined by considering current rates and a combination of factors including the System's demographics, current penetration, historical trends, availability of off-air signals, service offerings, and the technical quality of the System plant.

ADVERTISING REVENUE:
Advertising Revenues were projected based on management's projections, economic variables, discussions with management and historical trends. Advertising revenues were projected using varying growth rates which increased over the 10-year projection period.

OTHER REVENUES:
Other Revenues were projected based on management's projections, economic variables, discussions with management, the technical quality of the System plant, and historical trends, as well as, new services potentially

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offered with the completion of a rebuild. Other Revenues include but are not limited to the following: connection charges, converter rental revenue, late fees and home shopping revenues. Other revenues were projected over the 10-year projection period using varying growth rates and are expected to increase as new services, such as cable modems and telephony services become available.

Operating Expenses

The following expenses reduced revenues in order to determine System cash flow:

PERSONNEL RELATED EXPENSES:
Personnel Expenses were determined by growing the 1997 Expense by a factor that reflects inflation and customary increases in wages.

SUBSCRIBER AND REVENUE RELATED EXPENSES:
Subscriber Related Expenses, which includes basic and tier programming costs and customer billing, were determined by growing the 1997 Expense by a factor based on discussions with management, increases in subscribers, the System's channel line-up and the technical quality of the System plant.

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PAY-PER-VIEW EXPENSE:

Pay-Per-View Expense was determined by growing the 1997 expense by the inflation rate over the 10-year projection period.

SYSTEM PLANT EXPENSES:

System Plant Expenses were determined by growing the 1997 Expense by a factor based on historical trends as well as projected increases in subscribers and plant extensions.

SYSTEM OFFICE RELATED EXPENSE:

System Office Related Expense was determined by growing the 1997 expense by the inflation rate over the 10-year projection period.

MARKETING RELATED EXPENSES:

Marketing Expense were based on discussions with management and were driven by such factors as marketing efforts to retain pay subscribers, the growth in local business advertising and technical System upgrades that would provide new products in need of promotion.

ADVERTISING:

Advertising Expense was determined by growing a projected 1998 expense by the inflation rate over the 10-year projection period.

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                          CAPITAL EXPENDITURE SUMMARY

System cash flow was then reduced by capital expenditures to determine debt free net cash flow.

As rebuild activity has been limited to replacement of damaged and old cable, the System is in need of capital investment in the system plant. The System is also currently operating at full capacity at 349.25 MHz. These facts would require a potential purchaser to factor the cost of a system-wide rebuild. While a 550 MHz capacity could be sufficient given the demographics and franchise requirements, the incremental cost to upgrade to 750 MHz is quite small. In addition, in the future to increase service rates and add new services needed to compete with DBS, such as Internet access or digital services, a buyer will need to rebuild its System to 750 MHz. The capital expenditures needed to rebuild the System are assumed to occur in 1998 and 1999 at a weighted average cost of $18,815 per mile. We have assumed a $35 per subscriber cost for maintenance costs per year. THE COST OF THE REBUILD EQUATES TO A VALUE DIFFERENCE OF $764 PER SUBSCRIBER, OR 3.2X 1997 CASH FLOW.

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                        TERMINAL VALUE / DISCOUNT RATE

Terminal Value

The valuation model utilized an exit multiple (which was applied to the 10th year's cash flow) thereby assuming a sale of the System at the end of the DCF projection period. The exit multiple utilized was 8.0x. The exit multiple was determined after analyzing current and projected demographics, System growth prospects, the technical condition of the System at the time of sale and projected financial performance. We also considered the logical buyers for System, which is determined principally by the consolidation that has already occurred in the System's general market, and the characteristics of the System within the Company's market.

Discount Rate

The resultant debt-free net cash flow streams and terminal value were discounted back to the present value at a 13.9% discount rate. This discount rate was based on the risk-adjusted industry Weighted Average Cost of Capital ("WACC"). WACC is estimates of the overall rate of return required for an investment by both equity and debt owners. Determination of the weighted average cost of capital required a separate analysis of the cost of equity and the cost of debt.

The equity component was determined by using the Capital Asset Pricing Model ("CAPM"). The CAPM

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incorporates estimates of the risk-free rate for the use of funds, an equity risk premium, an industry premium (Beta), as well as the risks inherent with a specific investment in the System. The debt component of the cost of capital was determined by using the after-tax cost of debt appropriate for the Company.

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                        COMPARABLE TRANSACTION ANALYSIS

The System has approximately 18,565 subscribers serviced from a single headend and one hub site. For a comparable System sales analysis, we utilized System of similar size and characteristics of the System. Comparables were selected for a variety of criteria including size, multiple locations, single headends and similar demographics. The following is a summary of the comparable transactions completed in 1997 and 1998. See the Appendix for the complete listing of comparable transactions.

                               Aggregate    Basic   Value/      Cash          SCF
                                 Value       Subs     Sub       Flow        Multiple
                                 -----       ----     ---       ----        --------
                                ($ million)  (000)            ($ millions)
1997 Totals/Weighted Average     $ 199        111   $1,798     $22           9.22 x
1998 Totals/Weighted Average     $ 238        127   $1,927     $23           9.11 X

SOURCE: Waller Capital Corp.; Paul Kagan Associates

The comparable System sales analysis yielded a value per subscriber from $1,798 to $1,927. This supports and validates Waller Capital's analysis that resulted in an aggregate value for Jones System of $1,886 per subscriber.

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WALLER CAPITAL CORPORATION

JONES INTERCABLE
CALVERT COUNTY
MSO STATISTICS

                                                                              Projected
                                                                              FYE 12/31/,
                   Year                -----------------------------------------------------------------------------------------
Operations        Period      % of      1998     1999     2000     2001     2002     2003     2004     2005    2006      2007
Statistics         1997      Growth       1        2        3        4        5        6        7        8       9         10
----------        ------     ------    -----------------------------------------------------------------------------------------
Homes Passed      26,572                27,184   28,000   29,940   29,705   30,447   31,208   31,833   32,469   32,956   33,286
  % Growth           N/A   See years       2.3%     3.0%     3.0%     3.0%     2.5%     2.5%     2.0%     2.0%     1.5%     1.0%

Plant Miles          818                   838      858      878      898      918      938      957      976      991    1,000
  Homes Per Mile    32.5                  32.4     32.6     32.8     33.1     33.2     33.3     33.3     33.3     33.3     33.3

Equivalent Basic
 Units            18,166   See years    19,029   19,600   20,188   20,793   21,313   21,846   22,283   22,729   23,069   23,300
  % Growth           N/A                   4.7%     3.0%     3.0%     3.0%     2.5%     2.5%     2.0%     2.O%     1.5%     1.0%
  % Penetration     68.4%                 70.0%    70.0%    70.0%    70.0%    70.0%    70.0%    70.0%    70.0%    70.0%    70.0%

Pay Units         16,918                17,488   17,938   18,195   18,376   18,560   18,746   18,933   19,123   19,314   19,507
  % Growth           N/A   See years       3.4%     2.0%     2.0%     1.0%     1.0%     1.0%     1.0%     1.0%     1.0%     1.0%
  % of Basic        93.1%                 91.9%    91.0%    90.1%    88.4%    87.1%    85.8%    85.0%    84.1%    83.7%    83.7%

PPV                3,333                 3,450    3,519    3,589    3,661    3,734    3,809    3,985    3,963    4,042    4,123
  % Growth           N/A   See years       3.5%     2.0%    2.0%      2.0%     2.0%     2.0%     2.0%     2.0%    2.0%      2.0%

------------
Rate Summary
------------

Basic (1)        $ 27.25               $ 28.00  $ 28.70  $ 31.00  $ 32.08  $ 33.20  $ 34.37  $ 35.57  $ 36.81  $ 38.10  $ 39.44
  % Growth                                 2.7%     2.5%     8.0%     3.5%     3.5%     3.5%     3.5%     3.5%     3.5%     3.5%

Pay              $  7.22                  7.35     7.50     7.65     7.80     7.96     8.11     8.29     8.44     8.61     8.78
  % Growth                                 1.8%     2.0%     2.0%     2.0%     2.0%     2.0%     2.0%     2.0%     2.0%     2.0%

PPV              $  7.35                  7.60     7.90     8.22     8.55    8.89      9.25     9.62    10.00    10.40    10.82
  % Growth                                 3.4%     4.0%     4.0%     4.0%    4.0%      4.0%     4.0%     4.0%     4.0%     4.0%

N/A -Not available
N/M - Not meaningful

(1) THE BASIC RATE SHOWN ABOVE REFLECTS THE BASIC REVENUE DIVIDED BY EQUIVALENT BASIC SUBSCRIBERS. 77HIS RATE DOES NOT DIRECTLY TIE TO THE BASIC RATE CHARGED WITHIN THE SYSTEM.

WALLER CAPITAL CORPORATION

JONES INTERCABLE
CALVERT COUNTY

                                                                               PROJECTED
                                                                               FYE 12/31
 INCOME                                                 --------------------------------------------------------------------------
STATEMENT               YEAR PERIOD                       1998     1999     2000     2001     2002     2003     2004     2005
 SUMMARY               1996      1997     % GROWTH         1        2        3        4        5        6        7         8
---------             ---------------    ----------     --------------------------------------------------------------------------
REVENUES
 Basic                $5,312  $ 5,941    MSO Status     $ 6,394    $ 6,750  $ 7,509  $ 8,005  $ 8,492  $ 9,009  $ 9,511  $10,041
      % Growth           N/A     11.9%                      7.6%       5.6%    11.2%     6.6%     6.1%     6.1%     5.6%     5.6%
 Pay                   1,479    1,465    MSO Status       1,542      1,605    1,670    1,720    1,772    1,825    1,881    1,937
 PPV                     378      294    MSO Status         315        334      354      376      398      423      448      476
 Advertising             455      187    Inflation          195        201      207      213      219      226      233      240
 Other                 1,080    1,098     varies          1,100      1,133    1,224    1,322    1,427    1,541    1,665    1,798
                      ------  -------                   -------     ------  -------  -------  -------  -------  -------  -------
      TOTAL REVENUE   $8,704  $ 8,985                   $ 9,546    $10,023  $10,963  $11,635  $12,309  $13,025  $13,737  $14,491
      % Growth           N/A      3.2%                      6.2%       5.0%     9.4%     6.1%     5.8%     5.8%     5.5%     5.5%

-------------------------------------
Inflation Factor                 3.00%

OPERTATING EXPENSES
 Personal Expenses    $  845  $   710  5% + Inflation       767        828      894      966    1,043    1,127    1,217    1,314
 Subscriber and
   Revenue Related
   Expense             2,944    2,842    See Growth       2,984      3,133    3,290    3,455    3,627    3,809    3,999    4,199
      % Growth           N/A      N/A                       5.0%       5.0%     5.0%     5.0%     5.0%     5.0%     5.0%     5.0%
 Pay-Per View            160      206     Inflation         212        218      225      231      238      246      253      260
 System Plant
  Related Expenses       484      386       varies          398        417      438      460      483      507      533      559
 System Office
  Related Expenses       268      236     Inflation         243        251      258      266      274      282      291      299
 Marketing Related
  Expenses               322      239       varies          249        259      269      280      291      303      315      327
 Advertising Related
  Expenses               205        1       varies          100        103      106      109      113      116      119      123

 Total Operating
  Expenses            $5,228  $ 4,620                   $ 4,953    $ 5,210  $ 5,481  $ 5,767  $ 6,070  $ 6,389  $ 6,726  $ 7,083
      % Growth           N/A      N/A                       7.2%       5.2%     5.2%     5.2%     5.2%     5.3%     5.3%     5.3%

U.L. System Cash Flow
  (EBITDA)            $3,476  $ 4,366                   $ 4,593    $ 4,813  $ 5,482  $ 5,868  $ 6,240  $ 6,636  $ 7,011  $ 7,409
      % Marign          39.9%    48.6%                     48.1%      48.0%    50.0%    50.4%    50.7%    50.9%    51.0%    51.1%
      % Growth           N/A     21.7%                      5.2%       4.8%    13.9%     7.0%     6.3%     6.3%     5.7%     5.7%

Revenue/Subscriber/Month      $ 41.22                   $ 41.80    $ 42.61  $ 45.26  $ 46.63  $ 48.13  $ 49.68  $ 51.38  $ 53.13
SCF/Subscriber/Year           $240.31                   $241.39    $245.57  $271.57  $282.20  $292.76  $303.75  $314.64  $325.96




 INCOME                                                  ---------------------
STATEMENT               YEAR PERIOD                        2006        2007
 SUMMARY               1996      1997     % GROWTH          9          10
---------             ---------------    ----------      ---------------------
REVENUES
 Basic                $5,312  $ 5,941    MSO Status       $10,548      $11,026
      % Growth           N/A     11.9%                        5.1%         4.5%
 Pay                   1,479    1,465    MSO Status         1,996        2,056
 PPV                     378      294    MSO Status           505          535
 Advertising             455      187    Inflation            247          254
 Other                 1,080    1,098     varies            1,942        2,097
                      ------  -------                     -------      -------
      TOTAL REVENUE   $8,704  $ 8,985                     $15,237      $15,969
      % Growth           N/A      3.2%                        5.1%         4.8%

-------------------------------------
Inflation Factor                 3.00%

OPERTATING EXPENSES
 Personal Expenses    $  845  $   710  5% + Inflation       1,419        1,533
 Subscriber and
   Revenue Related
   Expense             2,944    2,842    See Growth         4,409        4,630
      % Growth           N/A      N/A                         5.0%         5.0%
 Pay-Per View            160      206     Inflation           268          276
 System Plant
  Related Expenses       484      386       varies            587          617
 System Office
  Related Expenses       268      236     Inflation           308          318
 Marketing Related
  Expenses               322      239       varies            340          354
 Advertising Related
  Expenses               205        1       varies            127          130

 Total Operating
  Expenses            $5,228  $ 4,620                    $  7,459      $  7,858
      % Growth           N/A      N/A                         5.3%          5.3%

U.L. System Cash Flow
  (EBITDA)            $3,476  $ 4,366                    $  7,778      $  8,112
      % Marign          39.9%    48.6%                       51.0%         50.8%
      % Growth           N/A     21.7%                        5.0%          4.3%

Revenue/Subscriber/Month      $ 41.22                    $  55.04      $  57.11
SCF/Subscriber/Year           $240.31                    $ 337.14      $ 348.14

WALLER CAPITAL CORPORATION
--------------------------

JONES INTERCABLE
CALVERT COUNTY
DISCOUNTED CASH FLOW ANALYSIS (000 UNLESS OTHERWISE SPECIFIED)


                            -------------------------------------------------------------------------------------------------------
                                                                          Projected
                                                                          FYE 12/31,
                            -------------------------------------------------------------------------------------------------------
                 Year           1996   1997    1998    1999    2000    2001    2002    2003    2004    2005    2006    2007
                Period                          1       2       3       4       5       6       7       8       9       10
                            -------------------------------------------------------------------------------------------------------
--------------------------
Summary Valuation Analysis                                                                                                 Terminal
--------------------------                                                                                                   Value
                                                                                                                            -------
  System Cash Flow (EBITDA) $ 3,476 $ 4,366 $ 4,593 $ 4,813 $ 5,482 $ 5,868 $ 6,240 $ 6,636 $ 7,011 $ 7,409 $ 7,778 $ 8,112 $64,893
               % Growth

    Upgrade/Rebuild CapX    $18.8K/           7,883   7,883
                             Mile

    Maintenance/New Build
     CapX                   $35/Sub             666     686     707     728     746     765     780     795     807     816
                                            ------- ------- ------- ------- ------- ------- ------- ------- ------- -------

  Total Capital Expenditures              0   8,549   8,569     707     728     746     765     780     795     819     844
               % Of Revenue             0.0%   89.6%   85.5%    6.4%    6.3%    6.1%    5.9%    5.7%    5.5%    5.4%    5.3%
               Capar/
                Basic Sub           $   0.0 $ 449.3 $ 437.2 $  35.0 $  35.0 $  35.0 $  35.0 $  35.0 $  35.0 $  35.5 $  36.2

  Unlevered Free Cash Flow          $ 4,366 $(3,956)$(3,756)$ 4,776 $ 5,140 $ 5,494 $ 5,871 $ 6,231 $ 6,613 $ 6,958 $ 7,268
      Present Value Interest
       Factor                                0.9370  0.8226  0.7223  0.6341  0.5567  0.4888  0.4291  0.3768  0.3308  0.2904  0.2904
                                            ------- ------- ------- ------- ------- ------- ------- ------- ------- -------  ------

       Discounted Cash Flows                $(3,707)$(3,090)$ 3,449 $ 3,259 $ 3,058 $ 2,870 $ 2,674 $ 2,492 $ 2,302 $ 2,111 $18,846

                       ---------------------------------
                       FMV                       $34,264
                       ---------------------------------

--------------------------------------------
Assumptions
--------------------------------------------
     Discount rate                    13.90%
     Inflation rate                     3.0%
     Exit Multiple (times EDITDA)       8.0
--------------------------------------------



     Value per Sub    Multiple of 1997      Value per Sub     Multiple of 1998
         1997            Cash Flow              1998             Cash Flow
     -------------    ----------------      -------------     ----------------
        $1,886              7.8                $1,801               7.5

WALLER CAPITAL

------------------------------------------------------------------------------------------------------------------------------------
                                                    Waller Capital Corporation
------------------------------------------------------------------------------------------------------------------------------------
                        Comparable Industry Transactions: AnnouncedlProposed Cable System Sales and Trades

  Announce                                                                            Aggregate  Basic  Value/    Cash       SCF
    Date           Seller               Buyer                    Location               Value    Subs     Sub     Flow     Multiple
  --------         -------------------  -----------------        ------------------   ---------- -----  ------ ----------  --------
                                                                                      ($000,000) (000)         ($000,000)
    1997           Booth Comm           Helicon Corp             Boone, NC                 35     19     1,852     3.7       9.5
    1997           Booth Comm           Helicon Corp             Anderson, SC              31     16     1,934     3.2       9.6
    1997           Pegasus              Avalon Ptrs.             CT,NH                     30     15     1,954     3.3       9.0
    1997           Auburn Cable         Harron Comm              Auburn, NY                28     14     1,958     2.8      10.2
    1997           TCA Cable            CableOne                 Bartlesville, OK          28     17     1,679     3.1       8.9
    1997           American Cable LP 5  Gans Multimedia          St. Marys Co., MD         27     19     1,414     3.5       7.8
    1997           American Cable LP 5  Rifkin Partners          Shelbyville. TN           20     11     1,726     1.9      10.2

                   Iatermedia           Northland                Toccoa, GA                93     54     1,710    10.6       8.8
                   Marcus               Comcast                  Maryland/Delaware         66     26     2,490     6.4      10.2
                   Time Warner          Cablevision              Lichtfield, CT            49     27     1,835     2.5       9.2
    1998           Sandler Media        Adelphia                 Handcock, MD              24     16     1,476     3.0       7.9
    1998           King George          Gans                     King George, VA            6      4     1,710     0.7       8.6

------------------------------------------------------------------------------------------------------------------------------------
1997 Totals and Averages                                         7 Deals                 $199    111    $1,798     $22      9.22 x
1998 Totals and Averages                                         5 Deals                 $238    127    $1,927     $23      9.11 x
------------------------------------------------------------------------------------------------------------------------------------

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